As filed with the Securities and Exchange Commission on May 4, 1999
                                                         -----------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                                ECB BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

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               NORTH CAROLINA                            56-2090738
               --------------                            ----------
      (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)                 Identification No.)

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                               POST OFFICE BOX 337
                         ENGELHARD, NORTH CAROLINA 27824
                         -------------------------------
          (Address of principal executive offices, including zip code)

--------------------------------------------------------------------------------
                                 (252) 925-9411
                                 --------------
               Registrant's telephone number, including area code

                            -------------------------

              OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN
              ----------------------------------------------------
                            (Full title of the Plan)
                            -------------------------

--------------------------------------------------------------------------------

                                                           COPY TO:
        ARTHUR H. KEENEY, III                      WILLIAM R. LATHAN, JR., ESQ.
           ECB BANCORP, INC.                            WARD AND SMITH, P.A.
       167 NORTH SECOND STREET                          1001 COLLEGE COURT
  ENGELHARD, NORTH CAROLINA   27824              NEW BERN, NORTH CAROLINA 28562
           (252) 925-9411                                (252) 633-1000
(Name and address of agent for service)

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                            -------------------------
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                      CALCULATION OF REGISTRATION FEE (1)
--------------------------------------------------------------------------------

                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
TITLE OF SECURITIES   AMOUNT TO BE      OFFERING PRICE          AGGREGATE        REGISTRATION
 TO BE REGISTERED      REGISTERED          PER SHARE         OFFERING PRICE         FEE(1)
-------------------- ---------------- -------------------- -------------------- ---------------
Common Stock,
  $3.50 par value        159,000            $13.50             $2,146,500            $597
-------------------- ---------------- -------------------- -------------------- ---------------

(1) The shares of Common Stock are being offered to eligible employees of Registrant and any company which is a subsidiary of Registrant, or a subsidiary of a subsidiary, pursuant to the terms of Registrant's Omnibus Stock Ownership and Long Term Incentive Plan. Pursuant to Rule 457(h), the Offering Price Per Share, Aggregate Offering Price and Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plan and an Offering Price Per Share equal to the average of the bid and asked prices of the Common Stock on April 28, 1999.

        PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

      (i) Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998; and,

      (ii) Registrant's Current Report on Form 8-KSB dated April 21, 1999.

      All documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES

      AUTHORIZED CAPITAL. Registrant's authorized capital stock consists of 10,000,000 shares of Common Stock, $3.50 par value per share, of which 2,125,254 shares were issued and outstanding at March 31, 1999.

      VOTING RIGHTS. Except as otherwise provided below, the holders of Registrant's Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders, and are not entitled to vote cumulatively in the election of directors.

      Pursuant to the North Carolina Control Share Acquisition Act, shares of Registrant's Common Stock acquired in a "control share acquisition" ("Control Shares") will have no voting rights unless such rights are granted by resolution adopted by the holders of at least a majority of the outstanding shares of Registrant's stock entitled to vote in the election of directors, excluding shares held by the person who has acquired or proposes to acquire the Control Shares and excluding shares held by any officer or director who is also an employee of Registrant. "Control Shares" are defined as shares of Registrant acquired by any person which, when added to the shares already owned by such person, would entitle that person (except for the application of the Act) to voting power in the election of directors equal to or greater than (i) one-fifth of all voting power, (ii) one-third of all voting power, or (iii) a majority of all voting power. "Control share acquisition" means, with certain exceptions, the acquisition by any person of beneficial ownership of Control Shares, including an acquisition pursuant to certain agreements of merger or consolidation to which Registrant is a party, and purchases of shares directly from Registrant.

      CHARTER AMENDMENTS. With certain exceptions, an amendment to Registrant's charter, including a provision to increase Registrant's authorized capital stock, may be effected if the amendment is recommended to Registrant's shareholders by the Board of Directors and if the votes cast by shareholders in favor of the amendment exceed the votes cast opposing the amendment.

      MERGER, SHARE EXCHANGE, SALE OF ASSETS AND DISSOLUTION. In general, North Carolina law requires that any merger, share exchange, voluntary liquidation or transfer of substantially all Registrant's assets (other than in the ordinary course of business) be recommended to Registrant's shareholders by its board of directors and be approved by the affirmative vote of at least a majority of all outstanding shares of Registrant's voting stock.

      The North Carolina Shareholder Protection Act requires the affirmative vote of the holders of 95% of the outstanding shares of Registrant's Common Stock (excluding shares owned by an "interested shareholder") to approve certain business combinations between Registrant and an entity which owns more than 10% of Registrant's voting shares.


      DIVIDENDS. Holders of Registrant's Common Stock are entitled to dividends when and if declared by Registrant's Board of Directors from funds legally available, whether in cash or in stock. Under North Carolina law, the declaration and payment of cash dividends is at the discretion of Registrant's Board of Directors; provided, however, that no cash dividend may be paid if, after such payment, Registrant would not be able to pay its debts as they become due in the usual course of its business or Registrant's total assets would be less than its total liabilities (plus the amount, if any, necessary to satisfy certain preferential rights of shareholders).

      MISCELLANEOUS. In accordance with North Carolina law, holders of Registrant's Common Stock are entitled, upon dissolution or liquidation, to participate ratably in the distribution of assets legally available for distribution to shareholders after payment of debts. Registrant's shareholders do not have preemptive rights to acquire other or additional shares which might be issued by Registrant, or any redemption, sinking fund or conversion rights.

      First-Citizens Bank & Trust Company currently acts as registrar and transfer agent for Registrant's Common Stock.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Registrant is incorporated under the laws of the State of North Carolina. North Carolina's Business Corporation Act (the "BCA") contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

      PERMISSIBLE INDEMNIFICATION. The BCA allows a corporation by charter, bylaw, contract or resolution to indemnify or agree to indemnify its officers, directors, employees and agents and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

      The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith; reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation's best interests, and
(ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

      MANDATORY INDEMNIFICATION. Unless limited by the corporation's charter, the BCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

      ADVANCE FOR EXPENSES. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

      COURT-ORDERED INDEMNIFICATION. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

      PARTIES ENTITLED TO INDEMNIFICATION. The BCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

      INDEMNIFICATION BY REGISTRANT. Registrant's bylaws provide for indemnification of its directors and officers. In addition, Registrant maintains a policy of directors' and officers' liability insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.   EXHIBITS

      The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

   EXHIBIT NUMBER                                       DESCRIPTION
   --------------    ---------------------------------------------------------------------------------

          3.1        Registrant's  Restated  Articles of Incorporation  (incorporated by reference from
                     Exhibit 3.1 Registrant's Registration Statement on Form SB-2, Reg. No. 333-61839).

          5          Opinion  of Ward and  Smith,  P.A.  as to the  legality  of the  securities  being registered (filed herewith).

         24.1        Consent of KPMG LLP (filed herewith).




   EXHIBIT NUMBER                                       DESCRIPTION
   --------------    --------------------------------------------------------------------------------

            24.2     Consent of  Ward and Smith, P.A. (contained in its opinion  filed herewith as Exhibit 5).

            99.1     Employment Agreement  between Arthur H. Keeney, III and the Bank
                     (incorporated by reference from Exhibit 10.1 to Registrant's Registration
                     Statement on Form SB-2, Reg. No. 333-61839).

            99.2     Omnibus Stock Ownership and Long Term Incentive Plan (incorporated  by reference from Exhibit 10.2 to Registrant's Registration Statement on Form SB-2,
                     Reg. No. 333-61839).

            99.3     Form of Employee Stock Option Agreement (incorporated by reference from
                     Exhibit 10.3 to Registrant's Registration Statement on Form SB-2, Reg. No.
                     333-61839).

            99.4     Form of Restricted Stock Award Agreement (filed herewith).


ITEM 9.  UNDERTAKINGS

      (A) The undersigned Registrant hereby undertakes that it will:

                (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                          (i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and,

                          (iii) include any additional or changed material information on the plan of distribution.

                (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Engelhard, State of North Carolina, on April 28, 1999.


                                    ECB BANCORP, INC.



                                    BY:/S/Arthur H. Keeney,III
                                    --------------------------

                                          Arthur H. Keeney,III
                                          President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   SIGNATURE                                                 TITLE                     DATE
------------------------------------------------                        ----------------           --------------

     /S/ Arthur H. Keeney, III                                     President, Chief Executive       April 28, 1999
------------------------------------------------                   Officer and Director                  ----
         Arthur H. Keeney, III                                     (principal executive officer)



     /S/ Gary M. Adams                                             Senior Vice President and        April 28, 1999
-------------------------------------------------                  Chief Financial Officer               -----
         Gary M. Adams                                             (principal financial and
                                                                   accounting officer)


     /S/ R. S. Spencer, Jr.                                        Chairman                         April 28, 1999
----------------------------------------------------                                                     -----
         R. S. Spencer, Jr.



     /S/ George T. Davis, Jr.                                      Director                         April 28, 1999
 ------------------------------------------------                                                        -----
         George T. Davis, Jr.



     /S/ C. Gilbert Gibbs                                          Director                         April 28, 1999
 --------------------------------------------------                                                      -----
         C. Gilbert Gibbs



      /S/ Gregory C. Gibbs                                         Director                         April 28, 1999
 ------------------------------------------------                                                        -----
          Gregory C. Gibbs






     /S/ John F. Hughes, Jr.                                       Director                         April 28, 1999
--------------------------------------------------                                                       -----
         John F. Hughes, Jr.



     /S/ J. Bryant Kittrell, III                                   Director                         April 28, 1999
----------------------------------------------------                                                     -----
         J. Bryant Kittrell, III



     /S/ Joseph T. Lamb, Jr.                                       Director                         April 28, 1999
-------------------------------------------------                                                        -----
         Joseph T. Lamb, Jr.



     /S/ B. Martelle Marshall                                      Director                         April 28, 1999
------------------------------------------------                                                         -----
         B. Martelle Marshall



     /S/ Robert L. Mitchell                                        Director                         April 28, 1999
--------------------------------------------------                                                       -----
         Robert L. Mitchell



     /S/ Ray M. Spencer                                            Director                         April 28, 1999
--------------------------------------------------                                                       -----
         Ray M. Spencer


                                  EXHIBIT INDEX

      EXHIBIT
      NUMBER                                  DESCRIPTION
      ------                                  -----------

              3.1          Registrant's  Restated  Articles of Incorporation  (incorporated by reference from
                           Exhibit 3.1 Registrant's Registration Statement on Form SB-2, Reg. No. 333-61839).

              5            Opinion  of Ward and  Smith,  P.A.  as to the  legality  of the  securities  being registered (filed herewith).

             24.1          Consent of KPMG LLP (filed herewith).

             24.2          Consent  of  Ward  and  Smith,  P.A.  (contained  in its  opinion  filed herewith as Exhibit 5).

             99.1          Employment  Agreement  between  Arthur  H.  Keeney,  III  and  the  Bank
                           (incorporated  by  reference  from  Exhibit  10.1  to  Registrant's   Registration
                           Statement on Form SB-2, Reg. No. 333-61839).

             99.2          Omnibus Stock  Ownership and Long Term Incentive Plan  (incorporated  by reference from Exhibit 10.2 to Registrant's  Registration  Statement on Form SB-2,
                           Reg. No. 333-61839).

             99.3          Form of Employee Stock Option Agreement  (incorporated by reference from
                           Exhibit  10.3 to  Registrant's  Registration  Statement  on Form  SB-2,  Reg.  No.
                           333-61839).

             99.4          Form of Restricted Stock Award Agreement (filed herewith).


